EXHIBIT 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

CITIZENS BANCORP OF VIRGINIA, INC.

(Restated in electronic format as of June 10, 2004)

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

ARTICLE I

NAME

The name of the Corporation is CITIZENS BANCORP OF VIRGINIA, INC.

ARTICLE II

CAPITAL STOCK

Paragraph A.  The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Number of

Class

  Shares

Par Value

Common Stock

10,000,000

        $.50

Preferred Stock

              1,000,000

        $.50

Paragraph B.  The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia.  The holders of the Common Stock shall have one vote for each share of Common Stock held by them.  Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph C.  All elections for directors shall be by plurality vote; all other questions shall be decided by majority vote of the stockholders present, provided a quorum of stockholders is present, and except as otherwise provided by Article VIII of these Articles of Incorporation or the laws of the Commonwealth of Virginia.

Paragraph D.  Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.  Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE III

REGISTERED AGENT

The name of the Corporation’s initial registered agent is Wayne A. Whitham, Jr., who is a resident of Virginia, and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office of the Corporation.

ARTICLE IV

REGISTERED OFFICE

The initial registered office of the Corporation shall be located in the City of Richmond, Virginia, and the post office address of the initial registered office of the Corporation is Two James Center, 1021 East Cary Street, Seventeenth Floor, Post Office Box 1320, Richmond, Virginia 23218-1320.

ARTICLE V

PREEMPTIVE RIGHTS

No holder of shares of the stock of any class of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the stock of the Corporation, whether now or hereafter authorized; or (ii) any securities or obligations of the Corporation convertible into stock of the Corporation, issued or sold; or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

ARTICLE VI

BOARD OF DIRECTORS

Except as otherwise provided by Article VIII, the Board of Directors shall have the power to define the duties of the officers of the Corporation, to regulate the manner in which election of Directors shall be held, and to appoint judge of the elections; to make all by-laws that it may be proper for them to make, not inconsistent with the law and the Articles of Incorporation of this Corporation, for the general regulation of the business of the Corporation and the management of its affairs, and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform according to law and within the limits of the said Articles of Incorporation.

ARTICLE VII

SPECIAL MEETINGS OF SHAREHOLDERS

Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by the holders of at least ten percent (10%) of the then outstanding shares of any class.  Every such special meeting shall be called by mailing, not less than ten days before the time fixed for the meeting, to all shareholders of record entitled to act and vote at such meeting, at their respective addresses as shown on the books of the Corporation, a notice stating the purpose of the meeting.  Such notice may be waived in writing.

ARTICLE VIII

BUSINESS COMBINATIONS

A.

For the purposes of this Article VIII:

The term “person” shall mean any individual, partnership, firm, corporation or other entity, including a subsidiary of the corporation.

The term “Business Combinations” shall mean the following transactions:

(i)

any merger or consolidation of the Corporation or a subsidiary thereof with any person;

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions), to or with any person, of substantially all of the assets of the Corporation or a subsidiary thereof, whether or not in the ordinary course of business;

(iii)

the issuance by the Corporation (in one transaction or a series of transactions) of any securities of the Corporation to any person who is the beneficial owner of more than 20% of the voting power of the outstanding shares of capital stock, or his assignee or successor, including anyone who directly or indirectly owns or has the right to acquire the said stock, except in the situation where the transaction has been approved by a majority of the members of the Board of Directors who are not affiliated with such beneficial owner, his successors or assigns.  This provision shall not be construed to deny any person the preemptive right of shareholders to acquire unissued shares of the Corporation;

(iv)

the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

(v)

any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation with a subsidiary or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of a beneficial owner who is defined in part (iii) above.

B.

Business Combinations shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.  Such affirmative vote shall be required, not withstanding the fact that no vote may be required or that a lesser percentage vote may be specified, by law, by the By-laws of this Corporation, or other provisions of these Articles of Incorporation, or otherwise.

C.

The Board of Directors of the Corporation when evaluating any Business Combination may give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers and other constituents of the Corporation and its subsidiaries, and on the communities in which the Corporation and its subsidiaries operate or are located.

D.

This Article may not be repealed or amended, nor may any provision inconsistent with it be adopted except by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation.

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